Exhibit 10.1
May 8, 2008
Rolando de Aguiar
49 Winterberry Road
Deep River, CT 06417
Dear Rolando:
It is with great pleasure that we extend the following offer of employment to you. Your background and experience will be most appreciated in contributing to our successes. We feel confident you have the capabilities and talent to quickly become a very successful contributor at Tween Brands.
The following are the terms and conditions of our job offer to you and replace any and all previous offers or discussions concerning your employment with Tween Brands.

Job Title:	Executive Vice President, Chief Financial Officer

Department:	Finance

Reporting To:	Kenneth T. Stevens

Start Date:	TBD

Annual Pay Rate:	$475,000

In addition, you may be considered for an annual performance evaluation. Any corresponding pay adjustments would be based on your performance, business results, economic & competitive factors, and approval from the Board of Directors.

Vacation:	Four weeks per fiscal year beginning fiscal year 2009.

Three weeks for the remainder of fiscal year 2008.

Vacation time is earned by employees on a fiscal year basis. Upon termination of employment, employees receive a pro rata pay out of unused vacation time based on the number of worked months in the fiscal year.

Benefits:
Your participation in the benefits program is outlined below. Also enclosed with this letter is a benefits document that provides additional detail regarding eligibility periods & benefit effective dates. You will be eligible for the health, life and disability benefits, as described below, the first of the month following 30 days of full time employment.

Health Benefits: You will be eligible to participate in the medical, dental and vision insurance programs offered by Tween Brands. An overview of the program as well as the bi-weekly premiums is outlined in the enclosed benefits summary.

Life Insurance: You will receive 4 times your annual base pay ($1,500,000 maximum) paid for by Tween Brands. In addition, you will have the option to purchase additional life insurance for yourself, spouse and children all at very competitive rates.

Disability Insurance: You will be eligible to participate in the salary continuation, short-term and long-term disability insurance program offered by Tween Brands. The salary continuation program provides 100% of your pay for up to 30 days beginning on day 6 of the disability. Short & Long-term disability both provide 60% of your pay, which can last up to age 65 with long-term disability. All payments are based on physician certification and medical necessity.

Retirement: Upon completion of eligibility requirements, you will be eligible for the Savings and Retirement Plan. Each year, Tween Brands makes a discretionary contribution of 3% of your pay up to the social security wage base and 6% of your pay above from year’s 1 thru 5. After 5 years, the company makes a discretionary contribution of 4% of your pay up to social security wage base and 7% of your pay above.

401(k): Upon completion of your eligibility requirements, you will be eligible to participate in the 401(k) Retirement Plan. This plan allows you the opportunity to defer your money (as much as 50% up to IRS limits) into the pre-tax 401(k) Retirement Plan.
These contributions are not eligible for an employer match.

Deferred Compensation: Upon completion of eligibility requirements, you will be eligible to participate in the Deferred Compensation Plan. This plan allows you the opportunity to defer your money (up to 50%) into the pre-tax Deferred Compensation Plan. In addition, the company will match your first 3% of deferrals on a 2-for-1 basis per pay period (3% — meaning 3% of your annual salary). In other words, if you put in 3% then the company will also put in 6% for a total contribution of 9%.

Limited Too & Justice Discount: You will receive a 40% discount on purchases at all Limited Too and Justice stores immediately upon employment.

Incentive Compensation:
Cash Bonus: Participation in the Incentive Compensation program at a target level of 60% of your annual base salary. Your initial annual target level (100%) is $285,000. Maximum annual payout is double your target level (200%) ($570,000 maximum).

Stock-for-Cash-Option: You can elect to take all or a portion of your IC payout in the form of Tween Brands stock. The election must be made prior to the beginning of the season following date of employment for the remainder of the year. If you elect the Stock-for-Cash option you will receive a stock premium of 25% on all amounts of stock received in lieu of cash.

Stock-Over-200%: When IC performance results are between 200% and 300%; you will receive Tween Brands restricted stock for the increment amount above 200%, up to 300%.

All Incentive Compensation (IC) payouts are based on Tween Brands financial results and your individual performance results, and can vary from zero (0) to a maximum of double your target level.

IC is paid twice a year at the end of each season (August and February). The spring season is weighted at 40%; the fall season is weighted at 60%.

All participants must be actively employed on the day IC is paid out to be eligible for an IC payment.

You will be eligible for the IC program beginning the Fall 2008 season and will be prorated based on date of employment.

Stock Awards:	Stock Options: Tween Brands will recommend to the Compensation Committee that you receive 30,000 Stock Options upon your hire date as outlined below.

The purchase price of option shares will be the closing price of Tween Brands stock on the first day of employment.

These Stock Options will be exercisable as follows and in accordance with the plan’s terms and conditions:
•	25% vested after 1 year

•	25% vested after 2 years

•	25% vested after 3 years

•	25% vested after 4 years

Restricted Stock: Tween Brands will recommend to the Compensation Committee that you receive 12,000 Restricted Shares of stock upon your hire date as outlined below.

These Restricted Shares will be exercisable as follows and in accordance with the plan’s terms and conditions:

•	25% vested after 1 year

•	25% vested after 2 years

•	25% vested after 3 years

•	25% vested after 4 years

All future grants will be made commensurate with your position and performance on an annual basis. All stock grants are contingent upon the approval from the Board of Directors.

Stock Ownership Requirements:
Each Senior Executive (SVP and above) will own shares of Tween Brands common stock equal in market value from two to five times (2x to 5x) the senior executive’s annual base salary, depending on level as a senior executive in the Company. See attached Stock Ownership Requirements Plan Document.

Relocation:	You will be reimbursed for relocation expenses under the provision of the Associate Relocation Policy (enclosed).

Repayment of Relocation:
In the event you resign your employment for any reason whatsoever, or (i) are dismissed by Tween Brands due to a violation of company policy; or (ii) Code of Ethics violation; or (iii) conduct giving rise to immediate discharge (other than performance) prior to the first anniversary of your employment with Tween Brands, then you will be responsible for repaying to Tween Brands, all of the amounts paid in connection with the relocation of your residence within ninety (90) days of the cessation of your employment.

Confidentiality, Non-Competition & Separation Pay Agreement:
In the event that your employment with Tween Brands is terminated for reasons other than for cause, Tween Brands will provide you with up to 12 months severance pay equal to your base salary rate. Such severance will be mitigated based on any income that you receive from subsequent employment during such 12 month period. The Separation Pay, Confidentiality & Non-Competition Agreement (Exhibit A) is attached.

If you agree with our offer as specified above, please sign both copies, keep one for your records and return one in the enclosed envelope. We are looking forward to the beginning of a mutually beneficial association.
This employment offer is based on your representation that you are under no legal impediment to accepting our offer and performing the anticipated services. It is further understood that this letter is intended for purposes of explaining the details of the total offer and does not represent any inferred short or long-term commitments other than those described in the letter. This is not a contract. All job information, as well as the pay and benefit programs outlined in this letter and the enclosed materials are subject to change periodically based on business needs. In addition, this offer is contingent upon a satisfactory background check. At Tween Brands an employment at-will relationship prevails and the employment relationship can be terminated with or without cause and with or without notice, at anytime, by either the employee or the employer.
Once again, we feel confident you have the capabilities and talent to quickly become a very successful contributor at Tween Brands.

Sincerely,	I accept your offer as specified above.

/s/ Kenneth T. Stevens	/s/ Rolando de Aguiar

Kenneth T. Stevens	Rolando de Aguiar
President and Chief Operating Officer
(614) 775-3202
(614) 775-3936